EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Procom Technology, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-23905, 333-82229 and 333-82231) on Form S-8 and in the registration statements (Nos. 333-59534, 333-57718 and 333-54462) on Form S-3 of Procom Technology, Inc., of our report dated October 29, 2002, with respect to the consolidated balance sheets of Procom Technology, Inc. as of July 31, 2001 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive loss and cash flows for each of the years in the three-year period ended July 31, 2002, and the related financial statement schedule, which report appears in the July 31, 2002, annual report on Form 10-K of Procom Technology, Inc.

KPMG LLP

Orange County, California
November 11, 2002